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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13(D)-2(B)




                             Integral Systems, Inc.
                             ----------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   45810H 10 7
                                   -----------
                                 (CUSIP Number)


                To report holdings as of December 31, 1999 (Date
                ------------------------------------------------
                of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [X] Rule 13d-1(c)

              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 45810H 10 7     13G                              PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Chartwell Capital Investors II, L.P.        59-3506083
--------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)[ ]
       (b)[ ]
--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           (5) SOLE VOTING POWER
BENEFICIALLY
OWNED BY                            555,556
EACH REPORTING             -----------------------------------------------------
PERSON WITH:               (6) SHARED VOTING POWER

                           -----------------------------------------------------
                           (7) SOLE DISPOSITIVE POWER

                                    555,556
                           -----------------------------------------------------
                           (8) SHARED DISPOSITIVE POWER

                           -----------------------------------------------------

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

     555,556
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES [ ]

              Not Applicable
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.67%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------



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CUSIP NO. 45810H 10 7     13G                                 PAGE 3 OF 5 PAGES



ITEM 1(A). NAME OF ISSUER:
                               Integral Systems, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                               5000 Philadelphia Way, Suite A
                               Lanham, Maryland 20706-4417

ITEM 2(A). NAME OF PERSON FILING:
                               Chartwell Capital Investors II, L.P.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                               3120 Independent Square
                               Jacksonville, Florida 32202

ITEM 2(C). CITIZENSHIP:
                               Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:
                               Common Stock, $0.01 par value

ITEM 2(E). CUSIP NUMBER:
                               45810H 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable

              (a)[ ] Broker or dealer registered under Section 15 of the Exchange Act.
              (b)[ ]  Bank as defined in Section 3(a)(6)of the Exchange Act.
              (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
              (d)[ ] Investment company registered under Section 8 of the Investment Company Act.
              (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E); (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
              (g)[ ] A parent holding company or person in accordance with Rule 13d-1(b)(1)(ii)(G);
              (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
              (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of Investment Company Act;
              (j)[ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





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CUSIP NO. 45810H 10 7     13G                               PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP.

                        (a)  AMOUNT BENEFICIALLY OWNED:
                                      555,556

                        (b)  PERCENT OF CLASS:
                                      7.67%

                        (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON
                             HAS:
                             (i)     Sole power to vote or to direct the vote:
                                              555,556

                             (ii)    Shared power to vote or to direct the vote:
                                              none

                             (iii)   Sole power to dispose or to
                                     direct the disposition of:
                                              555,556

                             (iv)    Shared power to dispose or to
                                     direct the disposition of:
                                              none

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE
              SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
              REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not Applicable.



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CUSIP NO. 45810H 10 7     13G                           PAGE 5 OF 5 PAGES

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              Not Applicable.

ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                    February 17, 2000
                                    -----------------------------------
                                    Date

                                    Chartwell Capital Investors II,
                                    L.P., by its General Partner,
                                    Chartwell Capital Associates II,
                                    L.P., by its General Partner,
                                    Chartwell SPMM, L.P., by its General
                                    Partner Chartwell II, Inc.


                                    By: /s/ Mindy Lanigan
                                        ------------------------------
                                    Name: Mindy Lanigan
                                         -----------------------------
                                    Title: Vice President/Chief Financial
                                          ----------------------------
                                          Officer
                                          ----------------------------